Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

U.S. Global Investors Funds

We consent to the use of our report, dated February 27, 2013, incorporated by reference herein, with respect to the financial statements of U.S Treasury Securities Cash Fund, U.S. Government Securities Savings Fund, Near-Term Tax Free Fund, Tax Free Fund, All American Equity Fund, Holmes Growth Fund, MegaTrends Fund (formerly the Global MegaTrends Fund), Global Resources Fund, World Precious Minerals Fund, Gold and Precious Metals Fund, Emerging Europe Fund (formerly the Eastern European Fund), Global Emerging Markets Fund, and China Region Fund, each a fund within the U.S. Global Investors Funds, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

May 1, 2013